Exhibit 1

25th June 2021

Dear shareholder,

I am pleased that the improvement in our earnings performance and capital position have enabled us to announce an interim dividend of 58 cents. We believe the actions we are taking to improve the performance and the financial strength of the company will enhance shareholder returns.

When I commenced as Chairman a little over a year ago, we were facing a number of significant challenges, including a global pandemic. I am pleased with our progress and the way we are working our way through the residual matters. However, there is still much to do.

I have been particularly proud of the way Westpac has stood up to the challenges posed by COVID and remained focused on customers while addressing our own issues. Our people on the front line – in our branches and contact centres – have worked selflessly. We helped over 200,000 customers navigate the pandemic through repayment deferrals, fee waivers and through specialist assistance. The majority of these customers no longer require any support.

We have reset our strategy to refocus on banking domestically and exit a number of businesses and geographies with the aim of enhancing returns.

Our 2021 first half performance signals this progress. Cash earnings improved significantly, and we have materially increased our financial strength. This will be enhanced further as capital is released from the disposal of our non-core businesses. Our excess capital and franking credit position should enable the Board, at the appropriate time, to consider a return of capital to shareholders.

With our highly focused strategy in place and a refreshed management team and Board we are firmly focused on executing the CEO’s three priorities of Fix, Simplify and Perform. We are making good progress in these areas as well as in exiting our non-core businesses, three of which were announced in the half.

A major program to reduce our cost base to $8bn by 2024 is also underway. This is ambitious given in 2020 expenses were greater than $12.6 billion, but we have plans to achieve it. This cost reduction will flow from further exits of non-core businesses, simplification of products and processes, automation and digitisation, as well as operating with a smaller and more focused group centre.

Managing risk remains a major priority and we are strengthening our risk frameworks, controls, monitoring and risk culture.

The economic environment appears robust, and things do appear generally to be looking up, subject of course to the pandemic. On behalf of the Board, let me thank you for your ongoing support and patience as we work to reward you going forward.

Yours sincerely,

John McFarlane

Chairman, Westpac Group

This letter contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this letter and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes.

We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’, or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors’ in Westpac’s 2021 Interim Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2021 available at westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, we assume no obligation to update any forward-looking statements contained in this letter, whether as a result of new information, future events or otherwise, after the date of this letter.